Consent of Independent Auditors


The Board of Trustees and Shareholders
American Century California Tax-Free and Municipal Funds:

We consent to the inclusion in American Century California Tax-Free and Municipal Funds' Post-Effective Amendment No. 25 to the Registration Statement No. 2-82734 on Form N-1A under the Securities Act of 1933 and Amendment No. 29 to the Registration Statement No. 811-3706 filed on Form N-1A under the Investment Company Act of 1940 of our reports dated October 3, 1997 on the financial statements and financial highlights of the American Century-Benham California Tax-Free Money Market Fund, American Century-Benham California Municipal Money Market Fund, American Century-Benham California Limited-Term Tax-Free Fund, American Century-Benham California Intermediate-Term Tax-Free Fund, American Century-Benham California Long-Term Tax-Free Fund, American Century-Benham California High-Yield Municipal Fund and American Century-Benham California Insured Tax-Free Fund (the seven funds comprising the American
Century California Tax-Free and Municipal Funds) for the periods indicated therein, which reports have been incorporated by reference into the Statement of Additional Information of American Century California Tax-Free and Municipal Funds. We also consent to the reference to our firm under the heading "Financial Highlights" in the Prospectus and under the heading "About the Trust" in the Statement of Additional Information which is incorporated by reference in the Prospectus.


/s/KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Kansas City, Missouri
December 11, 1997